EXHIBIT 99.1

Press Release

For immediate release

Hip Cuisine Signs Exclusive Distribution Agreement With Medidate Coffee

Los Angeles, CA – June 15, 2017

Hip Cuisine Inc., (HIPC.PK) a growing global health food purveyor for the conscious consumer, has entered into an exclusive distribution agreement with Medidate Coffee. Under the terms of the agreement Hip Cuisine will have the exclusive rights to distribute the brand throughout Latin America and will offer Medidate Coffee in all of the Rawkin Juice locations throughout the United States.

“With this agreement we have expanded our offering of health and wellness products that we retail to our customers, truly differentiating ourselves from the competition. The Hip Cuisine portfolio now includes the organic, vegan concept Rawkin Juice; Living Gourmet, 100% Organic Raw Vegan Foods; and now Medidate Coffee, which rounds our offerings nicely.” stated Natalia Lopera, CEO of Hip Cuisine.

“Medidate Coffee and Hip Cuisine share the same values in terms of healthy living. This agreement along with our shared vision will allow us to expand our brand and introduce a verity of natural and unique products to our customers.” said Laith Alkhawaja, CEO of Medidate Coffee.

About Hip Cuisine

Hip Cuisine is an international nutritional value concept company and global fresh-served food purveyor for the health-conscious consumer. Based in Miami, Florida, its holdings include fusion restaurants in the Western Hemisphere known for fresh, on-demand nutritious menus and cold-pressed juices and smoothies and operates retail locations in the United States through its wholly owned subsidiary Rawkin Juice Inc.

About Medidate Coffee

A Mediterranean staple for centuries, new Medidate Coffee is unlike any other ‘coffee’ drink you’ve likely ever experienced - or ever will. Made entirely from antioxidant and protein-rich ground date seeds, pure, organic Medidate Coffee offers a cross between coffee and tea, brilliantly created to offer a calming, cleansing, high fiber ‘coffee,’ great for optimal bone and heart health.

Forward Looking Statements

This document contains forward looking statements related to the transaction and business combination between Hip Cuisine and Medidate Coffee, including statements regarding the benefits of the transaction as well as statements regarding the companies’ products and markets. Forward looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including the following: expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; attempts to retain key personnel and customers may not succeed; the business combination or the combined company’s products may not be supported by third parties; actions by competitors may negatively impact results; and, there may be negative changes in general economic conditions in the regions or the industries in which Hip Cuisine and Medidate Coffee operate. Legal filings may identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Readers are cautioned not to put undue reliance on forward-looking statements, and Hip Cuisine and Medidate Coffee assume no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.